INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated November 30, 2015, relating to the financial statements and financial highlights of Forefront Income Trust (the "Company"), appearing in the Annual Report on Form N-CSR of the Company for the period from December 31, 2014 (commencement of operations) through September 30, 2015, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which is a part of such Registration Statement.

January 28, 2016